Exhibit 3.2

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF COEPTIS THERAPEUTICS HOLDINGS, INC. Coeptis Therapeutics Holdings, Inc . , a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") , hereby certifies as follows : 1. The Amended and Restated Certificate of In c orporation of the Corpo r ation is hereby amended by deleting Article I and inserting the following in lieu thereof: ' 'I. The name of this Corporation is : Z Squared Inc." 2. The amendment set forth has been duly approved by the Board of Director s of the Corporation and by the stockholders entitled to vote thereon. 3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. (sign a ture p age follows) S t a t e of De l aware Secretary of State D i v i sion o f Corporatio n s De li vered 05:26 PM 04/27 / 2026 FILED 05:26 PM 04/27/2026 SR 20262065788 - F il ei \ " u mber 709383 1